SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date earliest event reported): November 14, 1996

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado              0-17267            84-1095959
(State or other          (Commission        (I.R.S. Employer
jurisdiction             File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado       80202
(address of principal executive offices)          (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)




Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated November 14, 1996, the text of which was as follows:

Mallon Resources Corporation (Nasdaq: "MLRC"), today reported a net loss for the third quarter of 1996 of $233,000 ($0.11 per share) on revenues of $1,706,000, compared to a net loss in the third quarter of 1995 of $246,000 ($0.13 per share) on revenues of $1,698,000. After payment of preferred dividends, the net loss for the third quarter of 1996 was $327,000 ($0.16 per share) compared to a net loss in the third quarter of 1995 of $337,000 ($0.17 per share). Total revenues were up by $329,000 due to the sale of 400,000 shares of Laguna Gold Company common stock. Per share data reflect a one-for-four reverse stock split effective September 9, 1996.

Results in the third quarter of 1996 included a net loss from its 56% owned Laguna Gold Company of $203,000 compared to a net loss in the third quarter of 1995 of $101,000. Since its initial public offering in August 1996, Laguna, a precious metals exploration and development company, has been conducting a core drilling, exploration and development program in Costa Rica. A considerable portion of Laguna's exploration and overhead costs are expensed currently. Although Mallon's reported consolidated financial results are unfavorably impacted by these charges, Laguna's operations are fully funded from its own financial resources.

For the first nine months of 1996, Mallon reported a net loss after payment of preferred dividends of $1,601,000 ($0.79 per share), compared to a net loss after payment of preferred dividends of $1,363,000 ($0.70 per share) during the first nine months of 1995. Results include losses from Laguna of $533,000 in 1996 and $378,000 in 1995. For the first nine months of 1996, earnings before interest, taxes, depreciation, depletion and amortization, and extraordinary loss (EBITDA) were $1,207,000 ($0.59 per share) compared to $1,193,000 ($0.61 per share) last year.

In October 1996, Mallon raised $15 million through a 2.3 million common shares offering at $6.50 per share. Of the net proceeds, approximately $1.9 million was used to purchase and retire all of the previously outstanding shares of its Series A Convertible Preferred Stock. The balance will be spent on an accelerated oil and gas drilling program in New Mexico.

"We continue to enjoy success in our oil and gas drilling operations in the Delaware Basin, where rates of return are excellent and risks are relatively low," stated George Mallon, Chairman and President of Mallon Resources. "With Laguna now on a solid financial footing as a result of its recent IPO, and the recent completion of Mallon's equity financing, we are now in a position to accelerate our drilling program in both the Delaware and the San Juan Basins. In addition, we continue to maintain a significant equity exposure to Laguna's exploration opportunities."

Selected Financial Information

The selected information presented below is provided to explain further the Company's operating results on a consolidated basis and without the effects of Laguna.

Selected Consolidated Results
_____________________________


                                       For the Nine Months          For the Three Months
                                       Ended September 30,          Ended September 30,
                                        1995          1996          1995          1996
<T>
Revenues                             $ 4,427,000   $ 4,647,000   $1,698,000    $1,706,000
Costs and expenses                     5,177,000     5,899,000    1,600,000     1,978,000
Net loss                              (1,094,000)   (1,320,000)    (246,000)     (233,000)
Net loss per share                         (0.56)        (0.65)       (0.13)        (0.11)
EBITDA                                 1,193,000     1,207,000      741,000       505,000
EBITDA per share                            0.61          0.59         0.38          0.24
Weighted average shares outstanding    1,946,000     2,032,000    1,949,000     2,084,000

Selected Results Without Laguna Gold Company
____________________________________________

Revenues                             $ 4,408,000   $ 4,560,000   $1,682,000    $1,636,000
Costs and expenses                     4,780,000     5,187,000    1,483,000     1,666,000
Net loss                                (716,000)     (787,000)    (145,000)      (30,000)
Net loss per share                         (0.37)        (0.39)       (0.07)        (0.01)
EBITDA                                 1,549,000     1,682,000      839,000       685,000
EBITDA per share                            0.80          0.83         0.43          0.33
Weighted average shares outstanding    1,946,000     2,032,000    1,949,000     2,084,000



Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns approximately 14 million shares of the common stock of Laguna Gold Company, a company engaged in the exploration for and development of precious metals in Costa Rica. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC." Mallon is headquartered in Denver, Colorado. Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC."


Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Mallon Resources Corporation


November 18, 1996          ___/s/ Roy Ross________________
                           Roy K. Ross, Executive Vice President